FOR IMMEDIATE RELEASE
			 January 23, 2001

NORFOLK SOUTHERN DECLARES QUARTERLY DIVIDEND,
ANNOUNCES RESTRUCTURING

NORFOLK, VA - The Norfolk Southern Corporation (NYSE: NSC) Board of Directors today declared a quarterly dividend of 6 cents per share on its common stock, payable on March 10 to stockholders of record on February 2, and the Corporation announced a restructuring designed to reduce costs and improve financial performance. The dividend reflects a decrease from the previously paid quarterly dividend of 20 cents per share.

     "The dividend reduction was a difficult decision but a necessary component of our restructuring, which is part of a series of planned actions that Norfolk Southern is taking in response to the economic slowdown and changes in our transportation markets," said David R. Goode, Norfolk Southern chairman, president and chief executive officer. "These actions further align our company with changing economic realities, and they sharpen our focus on improving financial performance for our investors while maintaining our commitment to safety and customer service."

	The restructuring includes:

*     a work force reduction of 1,000 to 2,000 employees over the next
      12 months, which will be in addition to programs announced in 2000;
*     disposition of 12,000 surplus freight cars;
* a line rationalization program targeting 3,000 to 4,000 underutilized or duplicate track miles over the next 24 months;
* consolidation or disposition of up to 10 underutilized or redundant facilities; and
* a redesign of Norfolk Southern's service network with the assistance of MultiModal Applied Systems, a railroad consulting firm with a successful track record of helping railroads reduce operating costs while improving service levels.

Norfolk Southern Corporation, a Virginia-based holding company with headquarters in Norfolk, owns a major freight railroad, Norfolk Southern Railway Company, which operates approximately 21,800 miles of road in 22 states, the District of Columbia and the Province of Ontario.

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Media Contact: Bob Fort, Norfolk, 757-629-2710
World Wide Web Site: www.nscorp.com